EXHIBIT 2.1

MERGER AGREEMENT AND PLAN OF MERGER

BETWEEN

MAINLAND RESOURCES, INC.

AND

AMERICAN EXPLORATION CORPORATION

Dated March 22, 2010

MERGER AGREEMENT AND PLAN OF MERGER

THIS MERGER AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of March 22, 2010.

BETWEEN:

MAINLAND RESOURCES, INC., a company existing under the laws of the State of Nevada, USA

(“Mainland”)

AND:

AMERICAN EXPLORATION CORPORATION, a company existing under the laws of the State of Nevada, USA

(“American Exploration”)

THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements herein contained, the Parties hereto covenant and agree as follows: scheme B

PART 1

INTERPRETATION

Definitions

1.1 In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“1933 Act” means the United States Securities Act of 1933, as amended;

“Affiliate” has the meaning ascribed thereto in Rule 405 under the 1933 Act unless otherwise expressly stated herein;

“American Exploration Dissent Rights” means the rights of any American Exploration Shareholders to dissent pursuant to the Nevada Statutes with respect to the Merger;

“American Exploration Financial Statements” means the audited annual financial statements of American Exploration and the unaudited interim financial statements of American Exploration included in the American Exploration SEC Filings;

“American Exploration Meeting” means the special meeting of American Exploration Shareholders, including any adjournment thereof, to be called and held for the purpose of considering the Merger;

“American Exploration Merger Resolutions” means the consent resolutions of the shareholders of American Exploration to ratify this Agreement and to approve the Merger and to be substantially in the form and content of Schedule A annexed hereto;

“American Exploration Leases” means the oil and gas properties set out in Schedule C hereto;

“American Exploration Options” means those outstanding options to acquire American Exploration Shares as set out in Schedule D hereto;

“American Exploration SEC Filings” means the annual reports on Form 10-K or Form 10-KSB, quarterly reports on Form 10-Q or Form 10-QSB, and current reports on Form 8-K, and any amendments thereto, filed by American Exploration with the SEC on and after March 1, 2008;

“American Exploration Shares” means the shares of issued and outstanding common stock in the capital of American Exploration as constituted on the date hereof;

“American Exploration Shareholders” means holders of record of American Exploration Shares, and in the singular means any holder of record of American Exploration Shares;

“American Exploration Warrants” means those outstanding warrants to acquire American Exploration Shares as set out in Schedule D hereto;

“American Exploration’s Lawyers” means Woodburn and Wedge, Attorneys-at-Law, 6100 Neil Road, Suite 500, P.O. Box 2311, Reno, Nevada 89505;

“Ancillary Agreements” means the agreements, if any, to be negotiated and executed by American Exploration and others, which are determined by American Exploration to be reasonably necessary to permit the transactions contemplated herein, after the date hereof but before the Closing, each of which Ancillary Agreement must in form and substance be satisfactory to Mainland, acting reasonably;

“Articles of Merger” has the meaning ascribed to it in §2.1;

“Assets” means all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, owned, leased or licensed by American Exploration;

“Business” means, in respect of American Exploration, the business currently carried on by American Exploration as of the date hereof including activities carried on directly and indirectly in connection with the exploration for, and the acquisition and development of, oil and gas properties in the United States, and in respect of Mainland, means the business currently carried on by Mainland as of the date hereof including activities carried on directly and indirectly in connection with the exploration for, and the acquisition and development of, oil and gas properties in the United States and North America;

“Business Day” means any day on which commercial banks are generally open for business in Vancouver, British Columbia, and Carson City, Nevada;

“Closing” means the completion of the Merger and the closing of all other transactions expressly contemplated by this Agreement to complete concurrently therewith;

“Dissenting Shares” means those American Exploration Shares and those Mainland Shares of which the holders thereof have properly and timely complied with the Nevada Statutes as to dissenters’ rights;

“Effective Date” means the date that the Merger is completed;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, lien, security interest, assignment, option, equity, execution, claim or any other title defect or other encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing), whether or not registered or registrable or whether consensual or arising by operation of law (statutory or otherwise);

“Environmental Laws” means all applicable Laws relating to the protection of the environment and public health and safety, including, without limitation, including applicable common law, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, all as amended, and any state Laws implementing or analogous to the foregoing federal Laws, and all other Laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls, oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes;

“Exchange Ratio” means the ratio which determines the number of Mainland Shares that are to be issued on completion of the Merger for all of the American Exploration Shares, subject to reduction by any Dissenting Shares, and which Exchange Ratio, as of the date of this Agreement, is one Mainland Share for every four American Exploration Shares; provided, however, that the Exchange Ratio may be adjusted by good faith negotiation between the parties if required having regard to (a) the results of the due diligence investigation of a party’s Business and affairs by the other party, or (b) the Fairness Opinions; and further provided that either party may terminate this Agreement in the event such due diligence results or Fairness Opinions warrant the conversion of the American Exploration Shares into more than 15,000,000 Mainland Shares, it being agreed that not more than 15,000,000 Mainland Shares shall be issued in exchange for American Exploration Shares pursuant to the Merger (exclusive of any Mainland Shares issued in exchange for American Exploration Shares which are issued upon exercise prior to Closing of any American Exploration Options or any American Exploration Warrants);

“Fairness Opinion” means in the case of American Exploration, the report prepared by Working Capital Corporation for American Exploration with respect to the Merger, and in the case of Mainland, the report prepared by Evans & Evans, Inc. for Mainland with respect to the Merger;

“Governmental Entity” means:

(a)
any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(b)           any subdivision, agent, commission, board, or authority of any of the foregoing;

(c)	any quasi-governmental or private body exercising any regulatory, expropriation, or taxing authority under or for the account of any of the foregoing;

(d)           any regulatory agency or self-regulatory organization; and

(e)           for greater certainty, the SEC;

“Hazardous Substance” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined or identified by Environmental Laws;

“Information” has the meaning ascribed hereto in §5.6(b);

“Intangible Property” means all intangible property used in connection with the Business, including all geological information, licenses, permits, authorities, franchises, approvals and authorizations by any Governmental Entity, books and records, systems and technology, restrictive covenants and other industrial or intellectual property or other rights used in connection with the Business;

“Joint Proxy Statement” means the notice of the American Exploration Meeting and the Mainland Meeting and the accompanying Joint Proxy Statement of American Exploration and Mainland, including all appendices thereto, to be sent to American Exploration Shareholders and Mainland Shareholders in connection with the American Exploration Meeting and the Mainland Meeting;

“Laws” means all statutes, regulations, statutory rules, orders, policies, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Mainland Dissent Rights” means the rights of any Mainland Shareholders to dissent pursuant to the Nevada Statutes with respect to the Merger;

“Mainland Exchange Options” has the meaning ascribed thereto in §2.2(d);

“Mainland Exchange Warrants” has the meaning ascribed thereto in §2.2(e);

“Mainland Financial Statements” means the audited annual financial statements of Mainland and the unaudited interim financial statements of Mainland included in the Mainland SEC Filings;

“Mainland Meeting” means the special meeting of Mainland Shareholders, including any adjournment thereof, to be called and held for the purpose of considering the Merger;

“Mainland Merger Resolutions” means the consent resolutions of the shareholders of Mainland to ratify this Agreement and to approve the Merger and to be substantially in the form and content of Schedule A annexed hereto;

“Mainland SEC Filings” means the annual reports on Form 10-K or Form 10-KSB, quarterly reports on Form 10-Q or Form 10-QSB, and current reports on Form 8-K, and any amendments thereto, filed by Mainland with the SEC on and after March 1, 2008;

“Mainland Shares” means the shares of common stock in the capital of Mainland as constituted on the date hereof;

“Mainland Shareholders” means holders of record of Mainland Shares, and in the singular means any holder of record of Mainland Shares;

“Mainland Transfer Agent” means Empire Stock Transfer, Inc., of Henderson, Nevada;

 “Mainland’s Lawyers” means Lang Michener llp, Barristers and Solicitors, 1500 – 1055 West Georgia Street, Vancouver, B.C. V6E 4N7;

“Material Adverse Change”, when used in connection with either American Exploration or Mainland, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such party taken as a whole other than any change, effect, event or occurrence relating to the Canadian or United States’ economy or securities markets in general;

“Material Adverse Effect” when used in connection with either American Exploration or Mainland, means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such party taken as a whole;

“Material Contracts” means the contracts or commitments of American Exploration or Mainland (other than oil and gas leases entered into by Mainland in the ordinary course of business), and, as the context requires:

(a)	out of the ordinary course of Business (other than the party’s agreements with its legal counsel and its Fairness Opinion Consultants);

(b)
involving liability for or payment by American Exploration or Mainland, as the case may be, of more than $10,000 in the aggregate (the party’s agreements with its legal counsel and its Fairness Opinion consultants);

(c)	of a duration greater than one year ;

(d)	affecting ownership of, or title to, or any interest in, mineral, resource, real estate or personal property;

(e)	in respect of or concerning Intangible Property;

(f)	in respect of or concerning bonuses, incentive compensation, pension, group insurance, employee welfare plans or collective agreements;

(g)	with employees, officers or insiders; or

(h)	of the following kinds or descriptions:

(i) continuing contracts or commitments for the purchase of materials, supplies, equipment or services;

(ii) purchase contracts or commitments providing for a purchase price in excess of current market prices at the date of that contract or commitment;

(iii) sales or service contracts or commitments providing for a sale price or service rate below current market prices or rates at the date of the particular contract or commitment;

(iv) contracts or commitments for technical assistance or management or consulting services;

(v) shareholders agreements or contracts involving any joint venture, partnership or other arrangement or agreement involving the sharing of profits or revenues, expenses or investments;

(vi) contracts limiting the freedom of American Exploration or Mainland, as the case may be, to engage in any business;

(vii) contracts that could have a material adverse financial impact on American Exploration or Mainland, as the case may be; and

(viii) notwithstanding the generality of the foregoing, with respect to American Exploration, those contracts specifically listed in Schedule C, and, with respect to Mainland, those contracts specifically listed in Schedule E;

“Merger” means the merger of American Exploration with and into Mainland on the terms and conditions herein provided and for greater certainty includes the other transactions expressly provided to complete concurrently therewith;

“Nevada Statutes” means Chapters 78 (Private Corporations) and  92A – Mergers, Conversions, Exchanges and Domestications, of the Nevada Revised Statutes;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Pending Avere Agreements” means the following agreements, currently in draft form, which are anticipated by the parties to be executed prior to Closing: the Assignment and Novation Agreement among American Exploration, Mainland, Avere Energy, Inc., and Guggenheim Corporate Funding, LLC, and the Amending Agreement among American Exploration, Mainland, and Guggenheim Corporate Funding, LLC;

“Plan of Merger,” where the context requires, means this Agreement;

“Pre-Effective Date Period” means the period from and including the date hereof to and including the Effective Time;

“Registration Statement” means the joint registration statement of Mainland and American Exploration proposed to be filed on Form S-4 under the 1933 Act to register: the Mainland Shares to be issued in exchange for American Exploration Shares under the Merger, [the Mainland Exchange Options; and the Mainland Exchange Warrants;]

“Representatives” has the meaning ascribed thereto in §5.6(a);

“SEC” means the United States Securities and Exchange Commission;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

“Surviving Corporation” means Mainland as the surviving corporation in the Merger;

“Taxes” means, in respect of a party and its Affiliates, all federal, state, provincial, municipal, foreign or other taxes, imposts, rates, levies, assessments and government fees, and any other charges lawfully levied, assessed or imposed against it including, without restricting the generality of the foregoing, all income, capital gains, sales, excise, capital, real property, goods and services, business transfer and value added taxes, customs and import duties, together with all interests, fines and penalties with respect thereto;

“this Agreement”, “hereto”, “hereunder”, “hereof”, “herein”, “hereby” and similar expressions mean or refer to this Merger Agreement and any agreement, deed or instrument supplemental or ancillary hereto, and the expressions “article”, “section”, “subsection”, “paragraph”, “subparagraph”, “clause” and “subclause” followed by a number mean the specified article, section, subsection, paragraph, subparagraph, clause or subclause of this Agreement;

“Termination Date” means September 30, 2010, or such later date as may be mutually agreed by the Parties to this Agreement; and

Interpretation Not Affected by Headings, etc.

1.2    The division of this Agreement into Parts, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a “Part” or “section” followed by a number and/or a letter refer to the specified Part or section of this Agreement.

1.3    If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.  Each of the provisions of this Agreement is hereby declared to be separate and distinct.

Currency

1.4    Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

Number and Gender

1.5     Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and neuter and vice versa.

Date For Any Action

1.6    In the event that any date on which any action is required to be taken hereunder by either Party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Entire Agreement

1.7    This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the Parties hereto pertaining to the terms of the Merger and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties hereto with respect to the terms of the Merger.

Schedules

1.8    The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form a part hereof:

Schedule A                      –           American Exploration Merger Resolutions

Schedule B                      –           Mainland Merger Resolutions

Schedule C                      –           Material Contracts of American Exploration

Schedule D                      –           American Exploration Options and Warrants

Schedule E                      –           Material Contracts of Mainland

Knowledge

1.9    Each reference herein to the knowledge of a party means, unless otherwise specified, the existing knowledge of such party without specific or special inquiry.

PART 2

THE MERGER

Merger

2.1    On the Closing and subject to the provisions of this Agreement, American Exploration shall merge with and into Mainland in accordance with the Nevada Statutes.  The Parties shall cause the Merger to be consummated by filing Articles of Merger (“Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the Nevada Statutes.  In the event of a conflict of interpretation between this Agreement and the Articles of Merger, the Articles of Merger shall control.

2.2    Subject to the provisions of this Agreement and the Plan of Merger, upon acceptance of the Articles of Merger by the State of Nevada:

(a)
each American Exploration Share will thereby be cancelled and the holder of such American Exploration Share shall be entitled to be issued the number of Mainland Shares determined by the Exchange Ratio, with any fractions of 0.5 and more in respect of each holder’s aggregate American Exploration Shares rounded off to the nearest whole share (so that no American Exploration Shareholder will receive more than one share in lieu of a fractional share in respect of such American Exploration Shareholder’s entire holdings).  As of the Effective Time, all American Exploration Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any American Exploration Shares shall cease to have any rights with respect thereto, except the right to receive the Mainland Shares to be issued in consideration therefor upon surrender of such certificate, without interest;

(b)
each American Exploration Share held in the treasury of American Exploration immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c)
notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the Exchange Ratio has been agreed upon in writing by American Exploration and Mainland, and thereafter the outstanding Mainland Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall have been declared with a record date within such period, the Exchange Ratio shall be correspondingly adjusted;

(d)
all of the American Exploration Options then outstanding will thereby be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options (the “Mainland Exchange Options”) to the persons set out in Schedule D hereto, subject to reduction for any American Exploration Options that are exercised or expire prior to Closing.  The number of Mainland Exchange Options issuable shall be determined with reference to the Exchange Ratio, mutatis mutandis.  As of the date of this Agreement, the Exchange Ratio is one Mainland Exchange Share for every four American Exploration Shares.  Accordingly, assuming the Exchange Ratio is the same at the Effective Time, an American Exploration Option to acquire four American Exploration Shares would result in a Mainland Option to acquire one Mainland Share.  The exercise price of each Mainland Exchange Option shall be $1.50.  No fractional Mainland Exchange Options will be issued, and any fractions of 0.5 and more in respect of each holder’s aggregate American Exploration Options shall be rounded off to the nearest whole option (so that no American Exploration Option holder will receive more than one Mainland Exchange Option in lieu of a fractional option in respect of such American Exploration Option holder’s entire holdings);

(e)
all of the American Exploration Warrants then outstanding will thereby be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants (the “Mainland Exchange Warrants”) to the persons set out in Schedule D hereto, subject to reduction for any American Exploration Warrants that are exercised or expire prior to Closing.  The number of Mainland Exchange Warrants issuable shall be determined with reference to the Exchange Ratio, mutatis mutandis.  As of the date of this Agreement, the Exchange Ratio is one Mainland Exchange Share for every four American Exploration Shares.  Accordingly, assuming the Exchange Ratio is the same at the Effective time, American Exploration Warrants to acquire four American Exploration Shares would result in a Mainland Warrant to acquire one Mainland Share, and the exercise price of each Mainland Exchange Warrant shall be determined by multiplying the per share exercise price of the corresponding whole American Exploration Warrants by the Exchange Ratio.  No fractional Mainland Exchange Warrants will be issued, and any fractions of 0.5 and more in respect of each holder’s aggregate American Exploration Warrants shall be rounded off to the nearest whole warrant (so that no American Exploration Warrant holder will receive more than one Mainland Exchange Warrant in lieu of a fractional warrant in respect of such American Exploration Warrant holder’s entire holdings); and

(f)
Mainland will be the Surviving Corporation, and, upon the Effective Time, shall continue in existence and without further transfer shall succeed to and possess all rights, privileges, powers and franchises of Mainland  and all of the assets and property of whatever kind and character of American Exploration shall vest in Mainland as the Surviving Corporation.  Mainland, as the Surviving Corporation, shall also be liable for all of the liabilities and obligations of American Exploration, and any claim or judgment against American Exploration may be enforced against Mainland as the Surviving Corporation.  The articles of incorporation and bylaws of Mainland existing immediately prior to the Effective Time shall be the articles of incorporation and bylaws of Mainland immediately after the Effective Time.

Resale Restrictions

2.3    The Mainland Shares issued to American Exploration Shareholders in the Merger, the Mainland Exchange Options and the Mainland Exchange Warrants will be registered under the Registration Statement.  However, the Mainland Shares issued to American Exploration Shareholders in the Merger, as well as the Mainland Shares issued in the event of exercise of the Mainland Exchange Options or Mainland Exchange Warrants issued in exchange for American Exploration Options and American Exploration Warrants, as the case may be, shall be subject to resale restrictions under British Columbia Instrument 51-509 – Issuers Quoted in the U.S. Over-the-Counter Markets.  In addition, the Mainland Shares issuable upon exercise of the Mainland Exchange Options and upon exercise of the Mainland Exchange Warrants will not be registered under the Registration Statement, and, upon issuance, will constitute “restricted securities” as defined in Rule 144(a)(3) under the 1933 Act.

Shareholders’ Rights Upon Merger

2.4    Upon consummation of the Merger, each American Exploration Shareholder shall, subject to applicable Laws and this Agreement, cease to have any rights with respect to any share certificate evidencing the American Exploration Shareholder’s title to one or more American Exploration Shares, and to any American Exploration Shares evidenced thereby, other than the right to receive a share certificate for Mainland Shares.

Surrender of Certificates

2.5    In connection with the Closing, Mainland will issue Mainland share certificates evidencing the Mainland Shares to be issued to American Exploration Shareholders in the Merger on substantially the same basis as the American Exploration Shares are registered as of the Effective Time. That is, American Exploration Shares registered in the names of direct beneficial holders will be so registered and American Exploration Shares registered in the name of brokerages, clearing houses and other intermediaries will be registered in those names, either in paper or in electronic form as the Mainland Transfer Agent may advise.  The Mainland Transfer Agent shall, before issuing a Mainland share certificate in the name of a direct beneficial American Exploration Shareholder, require the delivery to the Mainland Transfer Agent of the American Exploration share certificates which are outstanding and registered in such American Exploration shareholder’s name, duly endorsed for transfer in blank, but the Mainland Transfer Agent shall institute standard procedures in connection with American Exploration Shares registered in the names of brokerages, clearing houses and other intermediaries where such shares are book-based.

By-laws

2.6    After the Merger, the by-laws of Mainland shall be the by-laws of the Surviving Corporation.

Effects of Merger

2.7     The Merger shall have all further effects as specified in the applicable provisions of the Nevada Statutes and the Articles of Merger.

Additional Actions

2.8    If, at any time after the Merger, Mainland shall determine that the Surviving Corporation requires that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of American Exploration or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of American Exploration, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of American Exploration, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the transactions contemplated hereby.

No Tax Representations of Mainland

2.9    No representation is made by Mainland in regards to the tax treatment of the Merger for American Exploration Shareholders, American Exploration Option holders or American Exploration Warrant holders.

No Tax Representations of American Exploration

2.10    No representation is made by American Exploration in regards to the tax treatment of the Merger for Mainland Shareholders or Mainland Option holders.

PART 3

IMPLEMENTATION OF THE MERGER

Implementation Steps by American Exploration

3.1    American Exploration covenants in favor of Mainland that American Exploration shall:

(a)
convene and hold the American Exploration Meeting for the purpose of considering the American Exploration Merger Resolution (and for any other proper purpose as may be set out in the notice for such meeting); and

(b)	subject to the satisfaction or waiver of the other conditions herein contained in favor of each party, with the co-operation of Mainland, take such steps as are necessary to give effect to the Merger.

Implementation Steps by Mainland

3.2    Mainland covenants in favor of American Exploration that Mainland shall convene and hold the Mainland Meeting for the purpose of considering the Mainland Merger Resolution (and for any other proper purpose as may be set out in the notice for such meeting).

3.3    Mainland further covenants in favor of American Exploration that, on or prior to the Effective Date and subject to the satisfaction or waiver of the other conditions herein contained in favor of each such party, Mainland shall:

(a)
subject to the satisfaction or waiver of the other conditions herein contained in favor of each party, with the co-operation of American Exploration, take such steps as are necessary to give effect to the Merger;

(b)
subject to §2.5, and subject to the satisfaction or waiver of the other conditions herein contained in favor of each party, deliver certificates for Mainland Shares to American Exploration Shareholders in accordance with this Agreement; and

(c)
subject to the satisfaction or waiver of the other conditions herein contained in favor of each party, deliver agreements or certificates for Mainland Exchange Options and Mainland Exchange Warrants, as appropriate, to American Exploration Option holders and American Exploration Warrant holders, as the case may be, in accordance with this Agreement, against the delivery and surrender of the agreements and certificates representing the corresponding American Exploration Options and American Exploration Warrants.

Securities Compliance

3.4    Each of Mainland and American Exploration shall take all necessary steps to ensure that the transactions contemplated hereby are in compliance with applicable Laws.

Preparation of Filings

3.5    Mainland and American Exploration shall co-operate in:

     (a) the preparation of the Registration Statement and Joint Proxy Statement; and

(b)
the preparation of any application for any regulatory approvals, other orders, rulings, consents and any other documents, and the taking of any action, deemed by Mainland or American Exploration, acting reasonably, to be necessary to discharge their respective obligations under applicable Laws in connection with the Merger and the other transactions contemplated hereby.

3.6    Each of Mainland and American Exploration shall furnish to the other all such information concerning it and its security holders as may be required (and, in the case of its security holders, available to it with reasonable effort) for the effectuation of the actions described in §3.4 and §3.5 and the foregoing provisions of this §3.6, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its security holders) in connection with such actions or otherwise in connection with the consummation of the Merger and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact, or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

3.7    American Exploration shall take all necessary steps to ensure the Joint Proxy Statement complies with all applicable Laws and, without limiting the generality of the foregoing, to cause the Joint Proxy Statement to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Mainland or any third party that is not an affiliate of American Exploration). Without limiting the generality of the foregoing, American Exploration shall cause the Joint Proxy Statement to provide American Exploration Shareholders entitled to vote with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the American Exploration Meeting and Mainland shall provide all information which is reasonably requested of it for American Exploration to do so.

3.8     Mainland shall take all necessary steps to ensure the Joint Proxy Statement complies with all applicable Laws and, without limiting the generality of the foregoing, to cause the Joint Proxy Statement to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by American Exploration or any third party that is not an affiliate of Mainland). Without limiting the generality of the foregoing, Mainland shall cause the Joint Proxy Statement to provide Mainland Shareholders entitled to vote with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Mainland Meeting and American Exploration shall provide all information which is reasonably requested of it for Mainland to do so.

PART 4

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of American Exploration

4.1    American Exploration represents and warrants to and in favor of Mainland as follows and acknowledges that Mainland is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a) Organization.

(i) American Exploration has been duly incorporated or formed under the applicable Laws of Nevada, is validly subsisting and has full corporate or legal power and authority to carry on the Business, to perform its obligations hereunder, and to enter into, own, hold, license, and lease its Assets;

(ii) American Exploration has made all necessary filings under all applicable corporate, securities, and taxation laws or any other laws to which it is subject, and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its Assets makes that qualification necessary; and

(iii) American Exploration has no minority interest in any other corporation or entity, which minority interest is material in relation to American Exploration;

(b)
Capitalization.  The authorized capital of American Exploration consists of 150,000,000 shares of common stock with a par value of $0.001.  As of the date of this Agreement, there are 59,718,333 American Exploration Shares issued and outstanding.  Except as set out in Schedule E hereto, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating American Exploration to issue or sell any shares of American Exploration, or ownership interests, securities, or obligations of any kind convertible into or exchangeable for any shares of American Exploration or any other Person, nor is there outstanding any stock appreciation rights, phantom equity, or similar rights, agreements, arrangements or commitments based upon the book value, income, or any other attribute of American Exploration.  All outstanding American Exploration Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights;

(i)
There are no outstanding bonds, debentures or other evidences of indebtedness of American Exploration including any which have the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the American Exploration Shares on any matter. There are no outstanding contractual obligations of American Exploration to repurchase, redeem or otherwise acquire any of its outstanding securities;

(c) Authority and No Violation.

(i)
American Exploration has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by American Exploration and the consummation by American Exploration of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, or the transactions contemplated hereby other than:

(A)	with respect to finalizing and approving the Joint Proxy Statement and other matters relating thereto; and

(B)	with respect to the completion of the Merger, the approval of the American Exploration Shareholders;

(ii)
This Agreement has been duly executed and delivered by American Exploration and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, and other applicable Laws affecting creditors’ rights generally, and to general principles of equity;

(iii)
The approval of this Agreement, the execution and delivery by American Exploration of this Agreement, and the performance by it of its obligations hereunder, and the completion of the Merger and the transactions contemplated thereby, will not:

(A)	result in a violation or breach of, require any consent to be obtained under, or give rise to any termination, purchase or sale rights, or payment obligation under any provision of:

(I)
its articles of incorporation, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests;

(II)
subject to obtaining any necessary regulatory approvals relating to American Exploration, any Laws, judgment, or decree, except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on American Exploration; or

(III)
subject to obtaining any necessary regulatory approvals relating to American Exploration and the requisite approval of the American Exploration Shareholders, and except as would not, individually or in the aggregate, have a Material Adverse Effect on American Exploration, or on any material contract, agreement, license, franchise, or permit to which it is party or by which it is bound or is subject or is the beneficiary;

(B)	give rise to any right of termination or acceleration of indebtedness of American Exploration;

(C)
except as would not, individually or in the aggregate, have a Material Adverse Effect on American Exploration, result in the imposition of any restriction, tax, penalty, Encumbrance, charge, or lien upon any of the Assets, or restrict, hinder, impair, or limit the ability of American Exploration to carry on the Business of American Exploration as and where it is now being carried on;

(D)
result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of American Exploration or increase any benefits otherwise payable to any such person or under any American Exploration Plans or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options; or

(E)	result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options;

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by American Exploration, or to its knowledge, any American Exploration Shareholder in connection with the execution and delivery of this Agreement or the consummation by American Exploration of the transactions contemplated hereby other than (A) any approval of the American Exploration Shareholders of the Merger, (B) filing the Articles of Merger with the Secretary of State of the State of Nevada, and (C) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on American Exploration;

(d)
No Defaults. Subject to obtaining any necessary regulatory approvals relating to American Exploration, American Exploration is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(e)
Absence of Certain Changes or Events. American Exploration has conducted its Business only in the ordinary and regular course of business consistent with past practice and except as otherwise provided in this Agreement, there has not occurred since the date of the most recent balance sheet forming part of the American Exploration Financial Statements:

  (i) a Material Adverse Change with respect to American Exploration;

(ii)	any damage, destruction, or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on American Exploration;

(iii)
any redemption, repurchase or other acquisition of American Exploration Shares by American Exploration or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to American Exploration Shares;

(iv)
any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay;

(v)
any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers;

(vi)	any acquisition or sale of its property or Assets to a Person not dealing at arm’s length;

(vii)
any entering into, amendment of, relinquishment, termination or non-renewal by it of any material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(viii)
an act whereby American Exploration has engaged or entered into any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment to make any expenditure which might materially and adversely affect any of the Assets or the organization, operations, affairs, Business, properties, prospects or financial condition or position of American Exploration;

(ix)	any resolution to approve a combination or reclassification of any of its outstanding shares;

(x)
an act whereby American Exploration has purchased or agreed to purchase, or leased or agreed to lease, or acquired or agreed to acquire, any property or asset, other than as required in the usual and ordinary course of the operation of the Business;

(xi)
an act whereby American Exploration has sold, transferred, disposed of, mortgaged, pledged, charged, or leased any Asset or property, other than as required in the usual and ordinary course of the operation of the Business;

(xii)	any change in its accounting methods, principles or practices; or

(xiii)
any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(f) Employment.

(i)
Except as set forth in the American Exploration SEC Filings, American Exploration is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer;

(ii)
American Exploration is not a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of American Exploration, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the knowledge of American Exploration, threatened strikes or lockouts at American Exploration that would, individually or in the aggregate, have a Material Adverse Effect on American Exploration;

(iii)
American Exploration is not subject to any claim for wrongful dismissal, constructive dismissal, or any other tort claim, actual or, to the knowledge of American Exploration, threatened, or any litigation, actual or, to the knowledge of American Exploration, threatened, relating to employment or termination of employment of employees or independent contractors;

(iv)
American Exploration has operated in all material respects in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations, and there are no current, pending, or, to the knowledge of American Exploration, threatened proceedings before any board or tribunal with respect to any of the above areas;

(g)
Financial Statements.  The American Exploration Financial Statements have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the financial position and results of operations of American Exploration as of the respective dates thereof and for the respective periods covered thereby;

(h)	Books and Records. The books, records and accounts of American Exploration, in all material respects:

(i)	have been maintained in accordance with good business practices on a basis consistent with prior years;

(ii)	are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets of American Exploration; and

(iii)
accurately and fairly reflect the basis for the American Exploration Financial Statements. American Exploration has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(A)	transactions are executed in accordance with management’s general or specific authorization; and

(B) transactions are recorded as necessary:

(I)	to permit preparation of financial statements in conformity with US generally accepted accounting principles or any other criteria applicable to such statements; and

 (II) to maintain accountability for Assets;

(i)
Litigation, Etc. There is no claim, action, proceeding, or investigation pending or, to the knowledge of American Exploration, threatened against American Exploration before any court or Governmental Entity. Neither American Exploration or its assets or properties is subject to any outstanding judgment, order, writ, injunction, or decree;

(j)	Environmental. Except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on American Exploration:

(i)	all operations of American Exploration have been conducted, and are now in compliance with all Environmental Laws;

(ii)
American Exploration is in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate its properties and to conduct its business as it is now being conducted or as proposed to be conducted (collectively the “Environmental Permits”); and

(iii) American Exploration is not aware of, or is subject to:

(A)
any Environmental Laws which require or may require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

(B)
any written demand or written notice with respect to the breach of or liability under any Environmental Laws applicable to American Exploration, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

(C)
any written demand or written notice with respect to liability, by contract or operation of applicable Laws, under Environmental Laws applicable to American Exploration or any current or former subsidiary or any of its predecessor entities, divisions or any formerly owned, leased or operated properties or Assets of the foregoing, including liability with respect to the presence, release or discharge of Hazardous Substances; or

(D)
any changes in the terms or conditions of any Environmental Permits or any renewal, modification, revocation, re-issuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of the Business following such consummation;

(iv)
American Exploration has not conducted the Business or used any of the Assets or permitted them to be conducted or used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, except in compliance with all applicable judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Authorities, including all environmental, health and safety statutes and regulations and, to the best of American Exploration’s knowledge, neither has any lessee or prior owner of any of the Assets or any other Person;

(v)
American Exploration, the Business and the Assets and the uses to which its assets have been put and the state of maintenance and repair thereof comply in all material respects with all applicable Laws, judgments, decrees, orders, injunctions, rules and regulations of all Governmental Authorities, courts or arbitrators, including all environmental, health and safety statutes and regulations and fire and building codes and standards;

(vi)
American Exploration has not received any notices of any contravention of, or demands or requests for, repairs or other remedial work with respect to any of its assets under any statutes, bylaws, ordinances, rules or regulations of any Government Authority or arising from the use of any of its assets, or the occupation or use of any premises owned, leased or utilized by American Exploration or relating to the location, size, configuration, state of repairs, design or construction of, or defects in any of these premises;

(vii)
American Exploration is not subject to any judicial or administrative proceeding alleging the violation of any applicable Environmental Laws, health or safety laws or other statutes and regulations, judgments, decrees, orders, injunctions, or rules;

(viii)
American Exploration is not the subject of investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment nor has any Hazardous Substance been released into the environment, or disposed of, at, on, or near any property used or previously used by American Exploration as a result of the conduct of the Business or otherwise, except as permitted by the laws or regulations enforced at the relevant time and American Exploration does not have any contingent liability in connection with the release of any Hazardous Substance or contaminant or other substance into the environment; and

(ix)
American Exploration has not filed any notice under any applicable Environmental Laws, health or safety laws, other statutes or regulations, judgments, decrees, orders or injunctions, indicating past or present treatment, storage, or disposal of a Hazardous Substance or constituent, or other substance into the environment, and, to the best of the knowledge of American Exploration, there are no orders or directions relating to environmental matters requiring any work, repairs or capital expenditures with respect to the Assets or Business;

(k) Tax Matters.  In respect of Taxes:

(i)
American Exploration has prepared and filed on time with all appropriate Governmental Entities all returns and other documents that it is required to file in respect of any Taxes, or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof, and that all such returns and other documents are correct and complete in all material respects;

(ii)	American Exploration has paid in full and when due all Taxes required to be paid by it on or prior to the date hereof, and will have paid all such Taxes as of the date of Closing;

(iii)
American Exploration has withheld from each payment made to any of its present or former employees, officers, directors, and any other third party, all amounts required by law and has remitted such withheld amounts within the prescribed time periods to the appropriate Governmental Entity.  American Exploration has remitted all Taxes and employee contributions payable by it in respect of its employees and has remitted such amounts to the appropriate Governmental Entity within the time required under the applicable legislation.  American Exploration has charged, collected and remitted within prescribed time periods all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by them;

(iv)
there are no reassessments of the Taxes of American Exploration that have been issued and are outstanding.  No Governmental Entity has challenged, disputed, or questioned American Exploration in respect of Taxes or of any returns, filings or other reports filed under any taxing statute.  American Exploration is not negotiating any draft assessment or reassessment with any Governmental Entity.  American Exploration is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice.  American Exploration has not received any indication from a Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes regardless of its merits.  American Exploration has not executed or filed with any Governmental Entity any waiver or agreement extending the time period for assessment, reassessment or collection of any Taxes;

(v)
no claim has been made by any Governmental Entity in a jurisdiction where American Exploration does not file Tax returns that American Exploration is or may be subject to taxation in that jurisdiction;

(vi)
American Exploration is not a party to or bound by any Tax-sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity).  American Exploration has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.  American Exploration does not have any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or similar provision of the law of any jurisdiction) as a transferee or successor, by contract or otherwise;

(vii)	no liens for Taxes exist with respect to any of the Assets of American Exploration;

(viii)	American Exploration is not and never has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(ix)	the non-capital losses of American Exploration were incurred by American Exploration only in carrying on the Business;

(x)
American Exploration has paid all Taxes imposed on the acquisition of its tangible personal property, and none of its tangible personal property has been transferred at any time on a tax-exempt basis; and

(xi)	American Exploration has not, prior to the date hereof :

(A)	discontinued carrying on any business in respect of which non-capital losses were incurred;

(B)	acquired or had the use of any property from a person with whom it was not dealing at arm’s length;

(C)	disposed of anything to a person with whom it was not dealing at arm’s length for proceeds less than or greater than the fair market value thereof; or

(D)
paid any dividends or made any distributions to its shareholders with respect to any of its shares or other ownership interests herein; nor does it have any plans to do any of the foregoing in the future;

(l)
Compliance with Laws. American Exploration has complied with and is not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on American Exploration. Without limiting the generality of the foregoing, all securities of American Exploration (including, all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable securities Laws, and all securities to be issued upon the exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws;

(m)
Intangible Property. All of the Intangible Property of American Exploration is owned by unencumbered good and marketable title. There are no restrictions on the ability of American Exploration to use and exploit all rights in the Intangible Property, and all statements in all applications for registration of the Intangible Property were true and correct as of the date of such applications;

(n)
Licences, Etc. American Exploration owns, possesses, or has obtained, and is in material compliance with, all permits from any Governmental Entity necessary to conduct its Business as now conducted, or as proposed to be conducted, except for such failure that would individually or in the aggregate not have a Material Adverse Effect on American Exploration;

(o)
Securities Registration Rights. No holder of securities issued by American Exploration has any right to compel American Exploration to register or otherwise qualify such securities for public sale in Canada or the United States;

(p)
Reports.  To the best of its knowledge after due inquiry, American Exploration has filed with or furnished to the Securities and Exchange Commission true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it, and such documents, at the time filed or furnished:

(i)	did not contain any misrepresentation (as defined in the applicable securities laws), and

(ii)	complied in all material respects with the requirements of applicable securities Laws.

(q)
Assets Used in the Normal Course of Business.  The Assets constitute all of the rights, assets and properties that are usually and ordinarily used or held for use in connection with or otherwise relate to the operation of the Business in the usual and ordinary course of the operation of the Business.  Except for contemplated additions that are not material in the aggregate, all of the Assets include all rights, assets and properties, the use and exercise of which are necessary for the performance of any agreement to which American Exploration is a party, and the conduct of the Business as now conducted and presently proposed by American Exploration to be conducted;

(r)
Title to the Assets.  American Exploration is the legal and beneficial owner of, and has good and marketable title to, the Assets, free and clear of all Encumbrances (other than those Encumbrances disclosed in the American Exploration SEC Filings or as otherwise disclosed by American Exploration to Mainland in writing);

(s)
Condition of Assets. All tangible rights, assets and properties comprising the Assets are free from material defect, are in good condition and repair and (where applicable) are in proper working order, having regard to the use and age thereof;

(t)
Material Contracts. There has not been any breach, default in any term, condition, provision or obligation to be performed under any of the Material Contracts set out in Schedule D hereto, each Material Contract is in good standing, full force and effect, and, with the exception of amendments to the certain Material Contracts described in Schedule D, unamended;

(u)
Parties to Material Contracts. Each of the Material Contracts contains the entire and only agreement between the parties thereto with respect to the subject matter thereof and identifies therein each person who is a party thereto or is bound thereby, and American Exploration has neither received any notice nor is aware that any other party to any Material Contract intends or wishes to cancel such Material Contract nor is there a dispute between American Exploration and any other party to any Material Contract; and

(v)
No Other Options or Agreements to Acquire the Business. There is no written, oral, or implied agreement, option, understanding or commitment, or any right or privilege capable of becoming any of the same, for the purchase from American Exploration of the Business or any of the Assets, other than purchase orders or requests accepted by it in the usual and ordinary course of the operation of the Business.

Representations and Warranties of Mainland

4.2 Mainland represents and warrants to and in favor of American Exploration as follows and acknowledges that American Exploration is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization of Mainland.

(i)
Mainland has been duly incorporated or formed under the applicable Laws of Nevada, is validly subsisting and has full corporate or legal power and authority to carry on the Business, to perform its obligations hereunder, and to enter into, own, hold, license, and lease its Assets;

(ii)
Mainland has made all necessary filings under all applicable corporate, securities, and taxation laws or any other laws to which it is subject, and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its Assets makes that qualification necessary; and

(iii)	Mainland has no minority interest in any other corporation or entity, which minority interest is material in relation to Mainland;

(b)
Capitalization of Mainland.  The authorized capital of Mainland consists of 400,000,000 shares of common stock with a par value of $0.0001.  As of the date of this Agreement, there are 80,969,502 Mainland Shares issued and outstanding.  Other than options for 11,500,000 Mainland Shares (2,500,000 of which have not vested and are expected to be cancelled prior to Closing) as at the date of this Agreement, there are no other options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating Mainland to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares; however, Mainland expects to issue options for up to 1,000,000 additional Mainland Shares prior to Closing. All outstanding Mainland Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.  There are no outstanding bonds, debentures or other evidences of indebtedness of Mainland having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Mainland Shares on any matter.  There are no outstanding contractual obligations of Mainland to repurchase, redeem or otherwise acquire any of its outstanding securities;

  (c) Authority and No Violation.

(i)
Mainland has the requisite corporate power and authority to enter into the Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Mainland and the consummation by Mainland of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby other than:

(A)	with respect to finalizing and approving the Joint Proxy Statement and other matters relating thereto; and

(B)	with respect to the completion of the Merger, the approval of the Mainland Shareholders;

(ii)
this Agreement has been duly executed and delivered by Mainland and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity;

(iii)
the approval of this Agreement, the execution and delivery by Mainland of this Agreement and the performance by it of its obligations hereunder and the completion of the Merger and the transactions contemplated thereby will not:

(A)	result in a violation or breach of, require any consent to be obtained under, or give rise to any termination, purchase or sale rights, or payment obligation under any provision of:

(I)
its articles of incorporation, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests or to corporate governance with any party holding an ownership interest in Mainland;

(II)
subject to obtaining any necessary regulatory approvals relating to Mainland, any Laws, judgment or decree, except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Mainland; or

(III)
subject to obtaining any necessary regulatory approvals relating to Mainland ,and except as would not, individually or in the aggregate, have a Material Adverse Effect on Mainland, any material contract, agreement, license, franchise, or permit to which it is party or by which it is bound or is subject or is the beneficiary;

(B)
give rise to any right of termination or acceleration of indebtedness of Mainland, or cause such indebtedness to come due before its stated maturity or cause any available credit of Mainland to cease to be available;

(C)
except as would not, individually or in the aggregate, have a Material Adverse Effect on Mainland, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair, or limit its ability to carry on its business as and where it is now being carried on; or

(D)
result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Mainland or increase any benefits otherwise payable under any Mainland plans or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Mainland in connection with the execution and delivery of this Agreement or the consummation by Mainland of the transactions contemplated hereby or thereby other than (A) any approval of the Mainland Shareholders of the Merger, and (B) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Mainland;

(d)
No Defaults. Subject to obtaining any necessary regulatory approvals relating to Mainland, Mainland is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(e)
Absence of Certain Changes or Events.  Since the date of the most recent balance sheet forming part of the Mainland Financial Statements, Mainland has conducted its Business only in the ordinary and regular course of business consistent with practice, and except as otherwise provided in this Agreement, there has not occurred:

(i) a Material Adverse Change with respect to Mainland;

(ii) any damage, destruction, or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Mainland;

(iii) any redemption, repurchase or other acquisition of Mainland Shares by Mainland or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Mainland Shares;

(iv) any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay;

(v) any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers;

(vi) any acquisition or sale of its property or Assets to a Person not dealing at arm’s length;

(vii) any entering into, amendment of, relinquishment, termination or non-renewal by it of any material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(viii) an act whereby Mainland has engaged or entered into any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment to make any expenditure which might materially and adversely affect any of the Assets or the organization, operations, affairs, Business, properties, prospects or financial condition or position of Mainland;

(ix) any resolution to approve a combination or reclassification of any of its outstanding shares;

(x) an act whereby Mainland has purchased or agreed to purchase, or leased or agreed to lease, or acquired or agreed to acquire, any property or asset, other than as required in the usual and ordinary course of the operation of the Business;

(xi) an act whereby Mainland has sold, transferred, disposed of, mortgaged, pledged, charged, or leased any Asset or property, other than as required in the usual and ordinary course of the operation of the Business;

(xii) any change in its accounting methods, principles or practices; or

(xiii) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(f) Employment.

(i) Except as set forth in the Mainland SEC Filings, Mainland is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer;

(ii) Mainland is not a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of Mainland, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the knowledge of Mainland, threatened strikes or lockouts at Mainland that would, individually or in the aggregate, have a Material Adverse Effect on Mainland;

(iii) Mainland is not subject to any claim for wrongful dismissal, constructive dismissal, or any other tort claim, actual or, to the knowledge of Mainland, threatened, or any litigation, actual or, to the knowledge of Mainland, threatened, relating to employment or termination of employment of employees or independent contractors;

(iv) Mainland has operated in all material respects in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations, and there are no current, pending, or, to the knowledge of Mainland, threatened proceedings before any board or tribunal with respect to any of the above areas;

(g) Financial Statements.  The Mainland Financial Statements have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of Mainland as of the respective dates thereof and for the respective periods covered thereby;

(h) Books and Records. The books, records and accounts of Mainland, in all material respects:

(i) have been maintained in accordance with good business practices on a basis consistent with prior years;

(ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets of Mainland; and

(iii) accurately and fairly reflect the basis for the Mainland Financial Statements. Mainland has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(A) transactions are executed in accordance with management’s general or specific authorization; and

(B) transactions are recorded as necessary:

(I) to permit preparation of financial statements in conformity with US generally accepted accounting principles or any other criteria applicable to such statements; and

(II) to maintain accountability for Assets;

(i)
Reports.  To the best of its knowledge after due inquiry, Mainland has filed with or furnished to the Securities and Exchange Commission true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it, and such documents, at the time filed or furnished;

(i)	did not contain any misrepresentation (as defined in the applicable securities Laws); and

(ii)	complied in all material respects with the requirements of applicable securities Laws.

(j)	Mainland Shares. Mainland Shares to be issued pursuant to the Merger will be duly and validly issued by Mainland on their respective dates of issue as fully paid and non-assessable shares;

(k)
Compliance with Laws.  Mainland has complied with and is not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Mainland.  Without limiting the generality of the foregoing, all securities of Mainland (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all applicable securities Laws and all securities to be issued upon the exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws;

(l) Litigation, Etc. There is no claim, action, proceeding, or investigation pending or, to the knowledge of Mainland, threatened against Mainland before any court or Governmental Entity. Neither Mainland or its assets or properties is subject to any outstanding judgment, order, writ, injunction, or decree;

(m) No Defaults. Subject to obtaining any necessary regulatory approvals relating to Mainland, Mainland is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(n) Environmental. Except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on Mainland:

(i) all operations of Mainland have been conducted, and are now in compliance with all Environmental Laws;

(ii) Mainland is in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate its properties and to conduct its business as it is now being conducted or as proposed to be conducted (collectively the “Environmental Permits”); and

(iii) Mainland is not aware of, or is subject to:

(A) any Environmental Laws which require or may require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

(B) any written demand or written notice with respect to the breach of or liability under any Environmental Laws applicable to Mainland, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

(C) any written demand or written notice with respect to liability, by contract or operation of applicable Laws, under Environmental Laws applicable to Mainland or any current or former subsidiary or any of its predecessor entities, divisions or any formerly owned, leased or operated properties or Assets of the foregoing, including liability with respect to the presence, release or discharge of Hazardous Substances; or

(D) any changes in the terms or conditions of any Environmental Permits or any renewal, modification, revocation, re-issuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of the Business following such consummation;

(iv) Mainland has not conducted the Business or used any of the Assets or permitted them to be conducted or used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, except in compliance with all applicable judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Authorities, including all environmental, health and safety statutes and regulations and, to the best of Mainland’s knowledge, neither has any lessee or prior owner of any of the Assets or any other Person;

(v) Mainland, the Business and the Assets and the uses to which its assets have been put and the state of maintenance and repair thereof comply in all material respects with all applicable Laws, judgments, decrees, orders, injunctions, rules and regulations of all Governmental Authorities, courts or arbitrators, including all environmental, health and safety statutes and regulations and fire and building codes and standards;

(vi) Mainland has not received any notices of any contravention of, or demands or requests for, repairs or other remedial work with respect to any of its assets under any statutes, bylaws, ordinances, rules or regulations of any Government Authority or arising from the use of any of its assets, or the occupation or use of any premises owned, leased or utilized by Mainland or relating to the location, size, configuration, state of repairs, design or construction of, or defects in any of these premises;

(vii) Mainland is not subject to any judicial or administrative proceeding alleging the violation of any applicable Environmental Laws, health or safety laws or other statutes and regulations, judgments, decrees, orders, injunctions, or rules;

(viii) Mainland is not the subject of investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment nor has any Hazardous Substance been released into the environment, or disposed of, at, on, or near any property used or previously used by Mainland as a result of the conduct of the Business or otherwise, except as permitted by the laws or regulations enforced at the relevant time and Mainland does not have any contingent liability in connection with the release of any Hazardous Substance or contaminant or other substance into the environment; and

(ix) Mainland has not filed any notice under any applicable Environmental Laws, health or safety laws, other statutes or regulations, judgments, decrees, orders or injunctions, indicating past or present treatment, storage, or disposal of a Hazardous Substance or constituent, or other substance into the environment, and, to the best of the knowledge of Mainland, there are no orders or directions relating to environmental matters requiring any work, repairs or capital expenditures with respect to the Assets or Business;

(o) Tax Matters.  In respect of Taxes:

(xii)
Mainland has prepared and filed on time with all appropriate Governmental Entities all returns and other documents that it is required to file in respect of any Taxes, or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof, and that all such returns and other documents are correct and complete in all material respects;

(xiii)	Mainland has paid in full and when due all Taxes required to be paid by it on or prior to the date hereof, and will have paid all such Taxes as of the date of Closing;

(xiv)
Mainland has withheld from each payment made to any of its present or former employees, officers, directors, and any other third party, all amounts required by law and has remitted such withheld amounts within the prescribed time periods to the appropriate Governmental Entity.  Mainland has remitted all Taxes and employee contributions payable by it in respect of its employees and has remitted such amounts to the appropriate Governmental Entity within the time required under the applicable legislation.  Mainland has charged, collected and remitted within prescribed time periods all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by them;

(xv)
there are no reassessments of the Taxes of Mainland that have been issued and are outstanding.  No Governmental Entity has challenged, disputed, or questioned Mainland in respect of Taxes or of any returns, filings or other reports filed under any taxing statute.  Mainland is not negotiating any draft assessment or reassessment with any Governmental Entity.  Mainland is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice.  Mainland has not received any indication from a Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes regardless of its merits.  Mainland has not executed or filed with any Governmental Entity any waiver or agreement extending the time period for assessment, reassessment or collection of any Taxes;

(xvi)	no claim has been made by any Governmental Entity in a jurisdiction where Mainland does not file Tax returns that Mainland is or may be subject to taxation in that jurisdiction;

(xvii)
Mainland is not a party to or bound by any Tax-sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity).  Mainland has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.  Mainland does not have any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or similar provision of the law of any jurisdiction) as a transferee or successor, by contract or otherwise;

(xviii)	no liens for Taxes exist with respect to any of the Assets of Mainland;

(xix)	Mainland is not and never has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(xx)	the non-capital losses of Mainland were incurred by Mainland only in carrying on the Business;

(xxi)	Mainland has paid all Taxes imposed on the acquisition of its tangible personal property, and none of its tangible personal property has been transferred at any time on a tax-exempt basis; and

(xxii)	Mainland has not, prior to the date hereof :

(A)	discontinued carrying on any business in respect of which non-capital losses were incurred;

(B)	acquired or had the use of any property from a person with whom it was not dealing at arm’s length;

(C)	disposed of anything to a person with whom it was not dealing at arm’s length for proceeds less than or greater than the fair market value thereof; or

(D)
paid any dividends or made any distributions to its shareholders with respect to any of its shares or other ownership interests herein; nor does it have any plans to do any of the foregoing in the future;

(p)	Registration Rights. No holder of securities issued by Mainland has any right to compel Mainland to register or otherwise qualify such securities for public sale in Canada or the United States.

Survival

4.3    For greater certainty, the representations and warranties of Mainland and American Exploration contained herein shall survive the execution and delivery of this Agreement and notwithstanding the completion of the Merger, continue in full force and effect for the benefit of American Exploration and Mainland, respectively for a period of two years. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

PART 5

COVENANTS

Covenants of American Exploration

5.1    During the Pre-Effective Date Period, American Exploration will, subject to the fact that a transaction involving its Business is contemplated hereby, continue to carry on the Business of American Exploration in a manner consistent with prior practice, working to preserve the attendant goodwill and good standing of such entities and their Assets and to contribute to retention of that goodwill to and after the Effective Date.  The following provisions of this Part 5 are intended to be in furtherance of this general commitment.

5.2    Commencing immediately and for the duration of this Agreement, American Exploration covenants that unless it first receives the written consent of Mainland, which consent will not be unreasonably withheld by Mainland, it will not, nor will it permit its directors, officers, employees, agents, affiliates, associates or any of its employees, officers or directors to solicit, discuss, encourage, procure, negotiate or accept any offers to finance or purchase American Exploration, or any component thereof to form any type of business combination, including without limiting the generality of the foregoing, a merger, amalgamation, share exchange, takeover, joint venture or pooling of interests.  Notwithstanding the foregoing or anything to the contrary in this Agreement, if prior to the approval of this Agreement by the stockholders of American Exploration, the Board of Directors of American Exploration determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary duties to the stockholders of American Exploration under applicable Nevada law, American Exploration may, in response to an unsolicited Takeover Proposal of the sort referred to in §5.2(b) that the Board of Directors of American Exploration determines in good faith does or is reasonably likely to involve consideration to the stockholders of American Exploration that is superior to the consideration provided for in the Merger, (i) furnish information with respect to American Exploration pursuant to a customary confidentiality agreement to any Person making such proposal and (ii) participate in negotiations regarding such proposal.

(a)
Neither the Board of Directors of American Exploration nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any transaction described in the first sentence of Section 5.2, or (iii) cancel or fail to call or hold the American Exploration Meeting or remove this Agreement and the Merger from consideration at such meeting prior to completion of the vote of the stockholders of American Exploration on this Agreement and the Merger; except in each such case (x) in connection with an unsolicited Takeover Proposal that the Board of Directors of American Exploration determines in good faith constitutes a Superior Proposal and (y) if the Board of Directors of American Exploration determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary duties to the stockholders of American Exploration under applicable Nevada law.

(b)
As used in this Agreement:  (i) “Superior Proposal” means a bona fide written unsolicited Takeover Proposal (x) to acquire, directly or indirectly, for consideration consisting of cash and/or publicly traded securities, more than fifty percent (50%) of the shares and/or voting power of American Exploration Shares then outstanding or all or substantially all of the assets of American Exploration, (y) otherwise on terms which the Board of Directors of American Exploration decides in its good faith reasonable judgment to be more favorable (taking into account any termination fee and expense reimbursement payable hereunder) to the stockholders of American Exploration than the Merger (including, without limitation, from a financial standpoint) and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of American Exploration, is reasonably capable of being obtained by such third party and (z) which the Board of Directors of American Exploration determines, in its good faith reasonable judgment, is reasonably likely to be consummated without undue delay; and (ii) “Takeover Proposal” means any written proposal made by any Person (other than Mainland) for a merger, consolidation or other business combination involving American Exploration or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any more than 15% of the voting power of, or a substantial portion of the assets of (other than asset dispositions in the ordinary course of business consistent with past practices), American Exploration, other than the transactions contemplated by this Agreement which proposal may contain customary conditions and qualifications.

5.3

(a) American Exploration covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Part 7, except (i) with the consent of Mainland to any deviation therefrom, which consent may be withheld by Mainland in its sole discretion; or (ii) with respect to any matter contemplated by this Agreement or the Merger, American Exploration will:

(i)
carry on its Business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such Business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and Business shall be maintained;

(ii)
except as set out in this Agreement, not commence to undertake a substantial expansion of its Business or an expansion that is out of the ordinary and regular course of Business consistent with prior practice in light of current market and economic conditions;

(iii)
not split, combine or reclassify any of the outstanding shares of American Exploration nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of American Exploration;

           (iv) not amend the articles of incorporation or by-laws of American Exploration;

(v)
not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(vi)
not reorganize, amalgamate or merge American Exploration with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition;

(vii)
not sell, pledge, encumber, lease or otherwise dispose of any material assets, other than the pending sale of a participation interest in the parties’ jointly operated natural gas properties to Avere Energy, Inc., as contemplated by the Pending Avere Agreements;

(viii)
not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities nor shall American Exploration increase the level of any current indebtedness owed by it;

(ix)
use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on American Exploration with respect to the transactions contemplated hereby and by the Merger;

  (x) not:

(A)
other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

(B)
other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

(xi)	not, except in the usual, ordinary and regular course of Business and consistent with past practice:

(A)
satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved in the American Exploration Financial Statements, which are, individually or in the aggregate, material;

(B)	grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or

(C)	enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(xii)
not settle or compromise any claim brought by any present, former or purported American Exploration Shareholder in connection with the transactions contemplated by this Agreement or the Merger prior to the Effective Date;

(xiii)
except in the usual, ordinary and regular course of Business and consistent with past practice or as required by applicable Laws, not enter into or modify in any material respect any contract, agreement, commitment or arrangement, including Material Contracts, which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts which would have a Material Adverse Effect on American Exploration;

(xiv)
incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice and not, in any event, exceeding $10,000, individually or in the aggregate (other than its agreements with its legal counsel and its Fairness Opinion consultants);

(xv)
not make any changes to existing accounting practices relating to American Exploration except as required by Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice; and

(xvi) promptly advise Mainland orally and, if then requested, in writing:

(A)
of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of American Exploration contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

 (B) of any Material Adverse Change in respect of American Exploration; and

(C)	of any material breach by American Exploration of any covenant or agreement contained in this Agreement.

(b)
American Exploration shall perform all obligations required or desirable to be performed by American Exploration under this Agreement, co-operate with Mainland in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, American Exploration shall:

(i)
use commercially reasonable efforts to obtain the approval of American Exploration Shareholders to the Merger, subject, however, to the exercise by the Board of Directors of American Exploration of its fiduciary duties as provided herein;

(ii)	cooperate with Mainland in order to facilitate the due diligence investigations conducted by Mainland with respect to the Merger and the transactions contemplated herein;

(iii)
apply for and use commercially reasonable efforts to obtain any necessary regulatory approvals relating to American Exploration and, in doing so, to keep Mainland reasonably informed as to the status of the proceedings related to obtaining any necessary regulatory approvals, including, but not limited to, providing Mainland with copies of all related applications and notifications, in draft form, in order for Mainland to provide its reasonable comments;

(iv)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(v)
use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to American Exploration which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(vi)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from American Exploration; and

(vii)
use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by American Exploration from other parties to loan agreements, leases or other contracts including Material Contracts;

Covenants of Mainland

5.4    Mainland hereby covenants and agrees:

(a)
to perform all obligations required or desirable to be performed by it under this Agreement, to co-operate with American Exploration in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i)
use commercially reasonable efforts to obtain the approval of Mainland Shareholders to the Merger, subject, however, to the exercise by the Board of Directors of Mainland of its fiduciary duties as provided herein;

(ii)	use commercially reasonable efforts to have the Registration Statement filed with the Securities and Exchange Commission and declared effective;

(iii)	cooperate with American Exploration in order to facilitate the due diligence investigations conducted by American Exploration with respect to the Merger and the transactions contemplated herein;

(iv)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(v)
apply for and use commercially reasonable efforts to obtain all necessary regulatory approvals relating to Mainland, and, in doing so, to keep American Exploration reasonably informed as to the status of the material proceedings related to obtaining any necessary regulatory approvals, including, but not limited to, providing American Exploration with copies of all related applications and notifications, in draft form, in order for American Exploration to provide its reasonable comments;

(vi)
use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to American Exploration which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(vii)
use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Mainland which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(viii)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from Mainland;

(ix)	cause Mainland to reserve a sufficient number of Mainland Shares for issuance in connection with the Merger upon the completion of the Merger;

(b)	use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Mainland with respect to the transactions contemplated hereby and by the Merger;

(c)
until the Effective Date or the earlier termination of this Agreement in accordance with Part 7, except (1) with the consent of American Exploration to any deviation therefrom, which shall not be unreasonably withheld; or (2) with respect to any matter otherwise provided for by this Agreement or the Merger, Mainland will:

(i)
carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such Business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and Business shall be maintained;

(ii)
except as set out in this Agreement, not commence to undertake a substantial expansion of its Business or an expansion that is out of the ordinary and regular course of Business consistent with prior practice in light of current market and economic conditions;

(iii)	not split, combine or reclassify any of its outstanding shares nor declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares;

(iv)
not make any changes to existing accounting practices related to Mainland except as required by Law or required by generally accepted accounting practice or make any material tax election with past practice or make any material election inconsistent with past practices;

 (v) not amend its articles of incorporation or bylaws, as applicable;

(vi)
other than the grant of stock options by Mainland in the ordinary course, not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or of any Subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(vii)	not, whether through its Board of Directors or otherwise, accelerate the vesting of any unvested options;

(viii)
not reorganize, amalgamate or merge Mainland with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition on a consolidated basis;

(ix)
not sell, pledge, encumber, lease or otherwise dispose of any material assets, except pursuant to that certain purchase agreement by and between Mainland, as seller, and Exco Operating Company, LP, as buyer, dated March 12, 2010, and the pending sale of a participation interest in the parties’ jointly operated natural gas properties to Avere Energy, Inc., as contemplated by the Pending Avere Agreements;

  (x) not:

(A) other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

(B) other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

(xi)	not, except in the usual, ordinary and regular course of Business and consistent with past practice:

(A) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved in the Mainland Financial Statements, which are, individually or in the aggregate, material;

(B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or

(C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(xii)
not settle or compromise any claim brought by any present, former or purported Mainland Shareholder in connection with the transactions contemplated by this Agreement or the Merger prior to the Effective Date;

(xiii)
except in the usual, ordinary and regular course of Business and consistent with past practice or as required by applicable Laws, not enter into or modify in any material respect any contract, agreement, commitment or arrangement, including Material Contracts, which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts which would have a Material Adverse Effect on Mainland;

(xiv)
incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice and not, in any event, exceeding $10,000, individually or in the aggregate (other than its agreements with its legal counsel and its Fairness Opinion Consultants);

(xv)
not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities nor shall Mainland increase the level of any current indebtedness owed by it;

(xvi)
except in the usual, ordinary and regular course of business and consistent with past practice or as required by applicable Laws, not enter into or modify in any material respect any contract, agreement, commitment or arrangement, including material contracts, which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts which would have a Material Adverse Effect on Mainland;

   (xvii) promptly advise American Exploration orally and, if then requested, in writing:

(A) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Mainland contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B) of any Material Adverse Change in respect of Mainland; and

(C) of any material breach by Mainland of any covenant or agreement contained in this Agreement; and

(xviii)	use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Mainland with respect to the transactions contemplated hereby and by the Merger,

(d)	that on the Effective Date, Mainland will have the requisite corporate power and authority to perform its obligations hereunder and thereunder;

(e)
subject to the conditions set out herein and the Plan of Merger, to issue on the Effective Date such Mainland Shares, Mainland Exchange Options and Mainland Exchange Warrants as are necessary to effect the Merger; and

(f)	to cooperate in good faith with American Exploration’s to consummate the Pending Avere Agreements. Mainland further covenants not to unreasonably withhold consent to the Pending Avere Agreements.

Directors of Mainland and the Surviving Corporation

5.5    Concurrent with completion of the Merger, the Board of Directors of Mainland, as the Surviving Corporation, shall consist of five (5) directors, four of whom will be selected from among the existing directors of Mainland, and one (1) of whom will be a former director of American Exploration.  Mainland acknowledges and agrees that Steven Harding will be appointed as an officer of Mainland, as the Surviving Corporation.

Mutual Covenants
5.6

(a) Subject to applicable Laws, upon reasonable notice, each of Mainland and American Exploration shall afford the other’s officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, Mainland and American Exploration shall furnish promptly to the other all information concerning that party’s business, properties and personnel as the other may reasonably request. Nothing in the foregoing shall require a party to disclose information subject to a written confidentiality agreement with third parties or customer-specific or competitively sensitive information relating to areas or projects where a party is in direct competition with the other.

(b)
Each of Mainland and American Exploration acknowledges that certain information provided to it under §(a) above will be non-public and/or proprietary in nature (the “Information”). Except as permitted below, each of Mainland and American Exploration will keep Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of Mainland and American Exploration will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of Mainland and American Exploration who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that:

(i)	are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives;

(ii)
become available to a party on a non-confidential basis from a source other than, directly or indirectly, the other party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation;

(iii)	were known to a party or were in its possession prior to being disclosed to it by the other party or by someone on its behalf; or

(iv) are required by applicable Laws or court order to be disclosed.

(c)
The Parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of preparing submissions or applications in order to obtain any necessary regulatory approvals.

(d)	The provisions of this §5.6 shall survive the termination of this Agreement.

5.7    Closing Matters.  In addition to the requirements of Part 8, Mainland and American Exploration shall deliver, at the Closing, such customary certificates, opinions and other closing documents as may be required by the other Party hereto, acting reasonably to give effect to this Agreement and the transactions contemplated hereunder.

5.8    Indemnification of American Exploration Directors and Officers.

(a)
Mainland agrees that all rights to indemnification by American Exploration now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of American Exploration (each an “Indemnified Party”) as provided in American Exploration’s articles of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Mainland, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect for at least six (6) years from the Effective Time.  From and after the Effective Time, Mainland shall be liable to pay and perform in a timely manner such indemnification obligations.  Mainland agrees that any claims for indemnification hereunder as to which it has received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled prior to such anniversary.  American Exploration hereby represents and warrants to Mainland that, to its knowledge after due inquiry, there are no claims made, pending or threatened against an Indemnified Party arising in whole or in part out of actions or omissions in his or her capacity as an officer or director of American Exploration.

(b)
Mainland (the “Indemnifying Party”) shall defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, provided that nothing herein shall impair any rights of any Indemnified Party.  Promptly after receipt by an Indemnified Party under this §5.8(b) of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party under this §5.8(b), notify the Indemnifying Party of the commencement thereof; but the omission so to notify an Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party.  In case any such action is brought against any Indemnified Party and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof (and so long as the Indemnifying Party satisfies such obligations), the Indemnifying Party will not be liable to such Indemnified Party under this §5.8(b) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party.

(c)
Mainland shall maintain officers’ and directors’ liability insurance policies covering the Indemnified Parties for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time.

(d)
The obligations of Mainland under this §5.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this §5.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this  §5.8 applies shall be third party beneficiaries of this §5.8, each of whom may enforce the provisions of this §5.8).

(e)
If Mainland or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mainland shall assume the obligations set forth in this §5.8.

PART 6

CONDITIONS

Mutual Conditions Precedent

6.1    The respective obligations of the Parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, or earlier date where specified, of the following conditions precedent, each of which may only be waived in full or in part by the mutual consent of Mainland and American Exploration (and only to the extent such waiver is permitted by applicable Law):

(a)	the Board of Directors of Mainland will have:

(i) determined that the Merger is fair to the Mainland Shareholders and is in the best interests of Mainland;

(ii) received the Fairness Opinion prepared for Mainland to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Merger is fair from a financial point of view to holders of Mainland Shares; and

(iii) determined to recommend that the Mainland Shareholders vote in favor of the Merger;

(b)	The Board of Directors of American Exploration will have

(i) determined that the Merger is fair to the American Exploration Shareholders and is in the best interests of American Exploration;

(ii) received the Fairness Opinion prepared for American Exploration to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Merger is fair from a financial point of view to holders of American Exploration Shares; and

(iii) determined to recommend that the American Exploration Shareholders vote in favor of the Merger;

(c)
the Merger shall have been approved at the American Exploration Meeting by more than 50% of the votes cast by the American Exploration Shareholders represented in person or by proxy at the American Exploration Meeting which actually vote in favor or against the American Exploration Merger Resolutions;

(d)
the Merger shall have been approved at the Mainland Meeting by more than 50% of the votes cast by the Mainland Shareholders represented in person or by proxy at the Mainland Meeting which actually vote in favor or against the Mainland Merger Resolutions;

(e)
each of Mainland and American Exploration shall have completed their due diligence inspection conducted in conjunction with the Merger and the transactions contemplated herein to the satisfaction of Mainland and American Exploration, respectively;

(f)
there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding, of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with any regulatory approvals which have been obtained;

(g)
all consents, waivers, permits, orders and approvals of any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit the consummation of the Merger, the failure of which to obtain or the non-expiry of which would constitute a criminal offence, or would have a Material Adverse Effect on Mainland or American Exploration, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on Mainland and/or American Exploration;

(h)	there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success;

(i)
seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Mainland or American Exploration any damages that are material in relation to American Exploration taken as a whole;

(ii)
seeking to prohibit or materially limit the ownership or operation by Mainland of any material portion of the Business or Assets of American Exploration or to compel Mainland to dispose of or hold separate any material portion of the Business or Assets of American Exploration, as a result of the Merger;

(iii)	seeking to prohibit Mainland from effectively controlling in any material respect the Business or operations of American Exploration; or

(iv)	there is in effect any other circumstance which is reasonably likely to have a Material Adverse Effect on Mainland or American Exploration or the Surviving Corporation;

(i)	all necessary regulatory approvals shall have been obtained; and

(j)
neither party shall have given notice to the other within thirty (30) days of the date hereof terminating this Agreement based on the results of the due diligence investigation conducted by the party giving notice.  It is the parties’ intention that each party shall have a due diligence investigation period, expiring thirty (30) days from the date of this Agreement, in order to conduct such due diligence investigations as the parties deem necessary to determine the feasibility, economic or otherwise, of the transactions contemplated in this Agreement.  Either party may terminate this Agreement at any time within such thirty (30) day period by delivery to the other of written notice of termination of this Agreement.  Upon such termination, this Agreement shall be of no further force and effect.  Either party may waive the due diligence period in writing at its option.

Additional Conditions Precedent to the Obligations of Mainland

6.2    The obligations of Mainland to complete the transactions contemplated by this Agreement shall be subject to the fulfilment of each of the following conditions precedent (each of which is for Mainland’s exclusive benefit and may only be waived on behalf of Mainland in full or in part by Mainland):

(a)	all covenants of American Exploration under this Agreement to be performed on or before the Effective Date shall have been duly performed by American Exploration in all material respects;

(b)
the amount of American Exploration’s unencumbered cash in its bank accounts at the Effective Time, less all payables and accrued payables estimated as of Closing, and assuming the Pending Avere Agreements shall have closed and consideration due to American Exploration from Avere Energy, Inc. thereunder shall have been paid, shall be at least $1,600,000 (less $50,000 per month allowable operating expenses incurred for each month, pro rated, from March 1, 2010 to the Effective Time); the amount of American Exploration’s unencumbered cash in its bank accounts at the Effective Time is expected to be nil as of Closing if the Pending Avere Agreements have not closed or the consideration due to American Exploration from Avere Energy, Inc. thereunder have not been paid prior to Closing;

(c)	the number of holders of American Exploration Shares exercising their American Exploration Dissent Rights shall not exceed 5% of the total issued and outstanding American Exploration Shares;

(d)	the number of holders of Mainland Shares exercising their Mainland Dissent Rights shall not exceed 5% of the total issued and outstanding Mainland Shares;

(e)
the representations and warranties of American Exploration under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and Mainland shall have received an officer’s certificate of American Exploration addressed to Mainland and dated the Effective Date, signed on behalf of American Exploration by one senior executive officer of American Exploration, confirming the same as at the Effective Date;

(f)	between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to American Exploration;

(g)	the parties shall have agreed upon a definitive Exchange Ratio;

(h)	all necessary corporate action shall have been taken by American Exploration to permit the consummation of the Merger;

(i)	Mainland shall have received a satisfactory legal opinion from American Exploration’s Lawyers as described in §8.2(a)(vii); and

  (j) all deliveries under Part 8 shall have been made as required of American Exploration.

6.3    Mainland may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Mainland with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Mainland in complying with its obligations hereunder.

Additional Conditions Precedent to the Obligations of American Exploration

6.4    The obligations of American Exploration to complete the transactions contemplated by this Agreement shall be subject to the following conditions precedent (each of which is for the exclusive benefit of American Exploration and may be waived in full or in part by American Exploration):

(a)	all covenants of Mainland under this Agreement to be performed on or before the Effective Date shall have been duly performed by Mainland in all material respects;

(b)
the amount of Mainland’s unencumbered cash in its bank accounts at the Effective Time less all payables and accrued payables estimated (on a consolidated basis) as of Closing, and assuming that the transaction contemplated by that certain purchase agreement by and between Mainland, as seller, and Exco Operating Company, LP, as buyer, dated March 12, 2010 shall have closed and consideration due to Mainland from Exco Operating Company, LP thereunder shall have been paid, shall be at least $7,500,000 (less $50,000 per month allowable operating expenses incurred for each month, pro rated, from March 1, 2010 to the Effective Time);

(c)	the number of holders of American Exploration Shares exercising their American Exploration Dissent Rights shall not exceed 5% of the total issued and outstanding American Exploration Shares;

(d)	the number of holders of Mainland Shares exercising their Mainland Dissent Rights shall not exceed 5% of the total issued and outstanding Mainland Shares;

(e)
all representations and warranties of Mainland under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and American Exploration shall have received a certificate of Mainland addressed to American Exploration and dated the Effective Date, signed on behalf of Mainland by one senior executive officer of Mainland, confirming the same as at the Effective Date;

(f)	there shall not have occurred a Material Adverse Change to Mainland in the Pre-Effective Date Period;

(g)	the parties shall have agreed upon a definitive Exchange Ratio;

(h)	all other necessary corporate action shall have been taken by Mainland to permit the consummation of the Merger and the issue of Mainland Shares and Mainland Options pursuant to the Merger;

(i)
the Mainland Shareholders shall have passed the Mainland Merger Resolutions, the Board of Directors of Mainland shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Mainland to permit the consummation of the Merger.

(j)	American Exploration shall have received a satisfactory legal opinion from Mainland’s Lawyers as described in §8.2(b)(v);

  (k) all deliveries under Part 8 have been made as required of Mainland.

6.5    American Exploration may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by American Exploration with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by American Exploration in complying with its obligations hereunder.

Notice and Cure Provisions

6.6    Mainland and American Exploration will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

(b)	result in the failure in any material respect to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

6.7    Neither Mainland nor American Exploration may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in §6.1, §6.2 and §6.4 on their respective parts to be fulfilled, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Merger, Mainland or American Exploration, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Mainland or American Exploration, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Mainland or American Exploration, as the case may be, is proceeding diligently to cure such matter, if such matter is capable of being cured, the other may not terminate this Agreement as a result thereof until the earlier of September 30, 2010 and the expiration of a period of 30 days from such notice.  If such notice has been delivered to American Exploration prior to the date of the American Exploration Meeting, or if such notice has been delivered to Mainland prior to the date of the Mainland Meeting, the American Exploration Meeting or the Mainland Meeting, as the case may be, shall be adjourned until the expiry of such period.  If such notice has been delivered prior to the filing of the Articles of Merger, such filing shall be postponed until the expiry of such period.  For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated.

Satisfaction of Conditions

6.8    The conditions precedent set out in §6.1, §6.2 and §6.4 shall be conclusively deemed to have been satisfied, waived or released when, with the consent of Mainland and American Exploration, the Articles of Merger are filed with the Secretary of State of the State of Nevada.

PART 7

AMENDMENT AND TERMINATION

Amendment

7.1    This Agreement may, at any time and from time to time before or after the holding of the American Exploration Meeting and/or the Mainland Meeting, but not later than the Effective Date, be amended by mutual written agreement of the Parties hereto, and any such amendment may, without limitation:

  (a) change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

  (d) waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not invalidate the approval of the American Exploration Shareholders and the Mainland Shareholders of the Merger.

Mutual Understanding Regarding Amendments

7.2    The Parties agree that if Mainland or American Exploration, as the case may be, proposes any amendment or amendments to this Agreement or to the Merger, the other will act reasonably in considering such amendment, and if the other (and in the case of American Exploration, its shareholders) is not prejudiced by reason of any such amendment, the other will co-operate in a reasonable fashion with Mainland or American Exploration, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the American Exploration Shareholders and the Mainland Shareholders.

Termination
7.3

(a) If any condition contained in §6.1 or §6.2 is not satisfied at or before the Termination Date to the satisfaction of Mainland, then Mainland may by notice to American Exploration terminate this Agreement and the obligations of the Parties hereunder except as otherwise herein provided, without detracting from the rights of Mainland arising from any breach by American Exploration of a covenant or representation made by it herein, which condition would have been satisfied, but for such a breach

(b)
If any condition contained in §6.1 and §6.4 is not satisfied at or before the Termination Date to the satisfaction of American Exploration, then American Exploration may by notice to Mainland terminate this Agreement and the obligations of the Parties hereunder except as otherwise herein provided, without detracting from the rights of American Exploration arising from any breach by Mainland of a covenant or representation made by it herein, which condition would have been satisfied, but for such a breach.

(c)
The Board of Directors of American Exploration may by notice to Mainland terminate this Agreement, if the Board of Directors of American Exploration has (i) withdrawn, or modified or changed in a manner adverse to Mainland its approval or recommendation of this Agreement or the Merger in order to approve and permit American Exploration to execute a definitive agreement relating to a Superior Proposal, and (ii) determined in good faith, after consultation with outside legal counsel to American Exploration, that the failure to take such action as set forth in the preceding clause (i) would result in a breach of the Board of Directors’ fiduciary duties under applicable Nevada law, notwithstanding all terms and conditions which may be offered by Mainland in negotiations entered into pursuant to the following proviso to this clause (ii); provided, however, that the Board of Directors shall not take any such action in connection with a Superior Proposal until American Exploration shall have given Mainland such reasonable notice of all material terms and conditions of the Superior Proposal as may be possible taking into account the terms of the Superior Proposal, and American Exploration shall have, and shall have caused its respective financial and legal advisors to, negotiate in good faith with Mainland to make such adjustments in the terms and conditions of this Agreement as would enable American Exploration to proceed with the transactions contemplated herein on such adjusted terms.

(d) This Agreement may:

(i)
be terminated by the mutual agreement of Mainland and American Exploration (without further action on the part of the American Exploration Shareholders) anytime prior to the filing of the Articles of Merger;

(ii)
be terminated by either Mainland or American Exploration, if there shall be passed any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any injunction, order or decree enjoining Mainland or American Exploration from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non-appealable;

(iii) be terminated by Mainland if:

(A)
the Board of Directors of American Exploration shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Mainland its approval or recommendation of this Agreement or the Merger, or

(B)	this Merger is not, prior to 21 days prior to the Termination Date, submitted for the approval of the American Exploration Shareholders’ at the American Exploration Meeting

(iv) be terminated by American Exploration if:

(A)
the Board of Directors of Mainland shall have failed to recommend or withdrawn or modified or changed in a manner adverse to American Exploration its approval or recommendation of this Agreement or the Merger, or

(B)	this Merger is not, prior to 21 days prior to the Termination Date, submitted for the approval of the American Exploration Shareholders’ at the Mainland Meeting.

(e)	If the Effective Date does not occur on or prior to the Termination Date, then this Agreement shall automatically terminate unless extended by mutual agreement.

(f)
If this Agreement is terminated in accordance with any of the foregoing provisions of this §7.3, no party shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this §7.3(f) shall relieve either party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

Remedies

7.4    The Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by either Party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by either Party, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each Party.

PART 8

CLOSING

Closing

8.1    The Closing shall take place at the offices of Mainland’s Lawyers at 10:00 a.m. on the Effective Date.

Deliveries

8.2    Prior to the Effective Date, the Parties shall deliver the following documents to Mainland’s Lawyers which shall be held in escrow until the Parties are satisfied that all documents required to be delivered hereunder have been delivered accordingly:

(a)	American Exploration shall deliver or cause to be delivered for the release subject to §8.3 to Mainland:

  (i) executed copies of the Ancillary Agreements, if any;

(ii)
a duly executed certificate by a senior executive officer of American Exploration dated as at the Effective Date to the effect that the representations and warranties of American Exploration contained in this Agreement are true and correct in all material respects and that the covenants and agreements of American Exploration to be performed on or before the Effective Date pursuant to the terms of this Agreement have been duly performed in all material respects including the required cash balance as set out in §6.2(b);

(iii)
a certified copy of a resolution of the directors of American Exploration duly passed, with a certification that it has not been rescinded and continues in effect, approving this Agreement, such resolution, the Merger and matters thereunder;

(iv) a certified copy of the American Exploration Merger Resolutions;

(v)
any necessary waivers, consents and approvals from other parties with respect to Material Contracts should Mainland determine that any are needed notwithstanding American Exploration’s representations to the contrary herein;

(vi) duly executed Articles of Merger; and

(vii)	the favorable legal opinion of American Exploration’s Lawyers, in form reasonably satisfactory to Mainland’s Lawyers, including:

(A)
the due authorization, execution and delivery by American Exploration of this Agreement and the agreements required to be executed by American Exploration pursuant thereto and that each of such agreements is a legal, valid and binding obligation of American Exploration in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally, the effect of equitable principles and that the availability of equitable remedies is subject to the discretion of the court before which any proceedings therefor may be brought;

(B)	as to the due incorporation, organization, and good standing with respect to the filing of annual returns of American Exploration; and

(C)	as to the corporate power and capacity of American Exploration to own the Assets owned by it and to conduct the Business conducted by it;

(b) Mainland shall deliver or cause to be delivered for the release, subject to §8.3, to American Exploration:

(i)	a certified copy of the Mainland Merger Resolutions;

(ii)
a treasury direction addressed to the Transfer Agent directing the issuance to the former American Exploration Shareholders the number of Mainland Shares determined in accordance with the terms of this Agreement; provided, however, that each certificate representing any American Exploration Shares, until surrendered to the Transfer Agent in exchange for a certificate representing the appropriate number of Mainland Shares, shall be deemed after the Effective Time to represent the holder’s right and entitlement to be recognized as the holder of record of the number of Mainland Shares determined by the Exchange Ratio in accordance with this Agreement;

(iii)
a duly executed certificate of one senior executive officer of Mainland dated as at the Effective Date to the effect that the representations and warranties of Mainland contained in this Agreement are true and correct in all material respects and that the covenants and agreements of Mainland to be performed on or before the Effective Date pursuant to the terms of this Agreement have been duly performed in all material respects;

(iv)
a certified copy of a resolution of the directors of Mainland duly passed, with a certification that such resolution has not been rescinded and continues in effect, authorizing the execution, delivery and implementation of this Agreement and of all transactions contemplated hereby and of all documents to be delivered by Mainland pursuant hereto; and

(v)	a favorable legal opinion of Mainland’s Lawyers, in form reasonably satisfactory to American Exploration’s Lawyer, including:

(A)
Mainland has the corporate power and capacity to execute and deliver this Agreement and complete the transactions contemplated hereby, that all corporate proceedings have been taken to complete the Merger under this Agreement, and that this Agreement and each of the other agreements required hereunder has been duly and validly authorized, executed and delivered by Mainland and each such agreement is a legal, valid and binding obligation of Mainland in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally, the effect of equitable principles, and the availability of equitable remedies is subject to the discretion of the court before which any proceedings therefor may be brought,

(B)	the incorporation, organization and good standing in respect of the filing of annual returns of Mainland,

(C)	the due and valid issue of the Mainland Shares to American Exploration security holders receiving such securities;

(vi) a certified copy of the Mainland Merger Resolutions; and

(vii) duly executed Articles of Merger.

8.3    Upon the Parties being satisfied that all the required deliveries have been made according to §8.2, the documents delivered hereunder shall be released to Woodburn and Wedge for the purpose of making the filings with Governmental Entities required for the Closing to complete the Merger, and thereafter the documents will be released to the respective Parties.

PART 9

GENERAL

Notices

9.1    All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

(a) if to Mainland, at:

Mainland Resources Inc.
             20333 State Highway 249, Suite 200
             Houston, TE 77070
             Attention:  Mr. William Thomas, Director
             Facsimile:  (731) 583-1162

with a copy to:

Lang Michener llp
             1500 – 1055 West Georgia Street
             Vancouver, B.C. V6E 4N7

             Attention:  Mr. Thomas J. Deutsch
             Facsimile:  (604) 893-2679

(b) if to American Exploration, at:

American Exploration Corporation
             407 2nd Street S.W.
             Calgary, Alberta T2P 2Y3

Attention:  Mr. Steve Harding, President and CEO
             Facsimile (403) 403-775-4447

with a copy to:

Woodburn and Wedge
             6100 Neil Road, Suite 500
             P.O. Box 2311
             Reno, Nevada 89505

Attention:  Mr. Shawn Pearson
             Facsimile:  (775) 688-3088

or at such other address of which either Party  may, from time to time, advise the other Party by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

Assignment

9.2    No party hereto may assign its rights or obligations under this Agreement or the Merger.

Binding Effect

9.3    This Agreement and the Merger shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and no third party shall have any rights hereunder.

Waiver and Modification

9.4     Mainland and American Exploration may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other Parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

No Personal Liability
9.5

(a) No director or officer of Mainland shall have any personal liability whatsoever to American Exploration under this Agreement, or any other document delivered in connection with this Agreement on behalf of Mainland

(b)
No director or officer of American Exploration shall have any personal liability whatsoever to Mainland under this Agreement, or any other document delivered in connection with this Agreement on behalf of American Exploration.

Further Assurances

9.6    Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Expenses
9.7

(a) Mainland shall be responsible for the costs of preparing and filing the Registration Statement.  Each party shall otherwise be responsible for its costs in connection with the Merger; provided, however, that in the event of a successful Merger, then Mainland shall be responsible for all costs of the Merger.  Provided, however, that Mainland may allocate expenses between Mainland and American Exploration after the Merger, as it determines appropriate in its sole discretion.  In the event either party terminates the Merger before it is concluded, each party will be responsible for its own costs.

(b)
American Exploration represents and warrants to Mainland that no broker, finder or investment banker, is or will be entitled to any brokerage, finder’s or other fee or commission from American Exploration in connection with the transactions contemplated hereby or by the Merger.

(c)
Mainland represents and warrants to American Exploration that no broker, finder or investment banker, is or will be entitled to any brokerage, finder’s or other fee or commission from Mainland in connection with the transactions contemplated hereby or by the Merger.

Consultation

9.8    Mainland and American Exploration agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Merger, and to use their respective commercially reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each Party shall use commercially reasonable efforts to enable the other Party to review and comment on all such news releases prior to the release thereof. Mainland and American Exploration also agree to consult with each other in preparing and making any filings and communications in connection with any required regulatory approvals.

Governing Laws

9.9    This Agreement, other than with respect to Part 2, shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters, other than with respect to Part 2, arising under or in relation to this Agreement.  Part 2 of this Agreement shall be governed by the laws of the State of Nevada and the Parties shall attorn to the jurisdiction of the courts of Nevada in respect thereto, regardless of the laws that might otherwise govern under applicable conflicts of law thereof, and issues involving the corporate governance of either Party hereto shall be governed by the laws of Nevada.

Time of Essence

9.10    Time shall be of the essence in this Agreement.

Counterparts

9.11     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

MAINLAND RESOURCES, INC.

Per:           /s/Michael J. Newport
                President and CEO

Per:
         Authorized Signatory

AMERICAN EXPLORATION CORPORATION

Per:           /s/Steven Harding
        Authorized Signatory

Per:
                Authorized Signatory

SCHEDULE A

AMERICAN EXPLORATION CORPORATION
MERGER RESOLUTIONS

WHEREAS:

A.
American Exploration Corporation (the “Company”) has entered into a merger agreement and plan of merger dated March 22, 2010 (the “Agreement and Plan of Merger”) with Mainland Resources, Inc. (“Mainland”); and

B.
Pursuant to the Agreement and Plan of Merger, Mainland will acquire all of the issued and outstanding shares, stock options and common stock purchase warrants of the Company in consideration for the issuance of shares of the common stock of Mainland, and of stock options and common stock purchase warrants of Mainland, on the terms and subject to the conditions of the Agreement and Plan of Merger.

RESOLVED THAT:

1.	The merger of the Company with and into Mainland on the terms and subject to the conditions of the Agreement and Plan of Merger is hereby approved and recommended to the stockholders of the Company;

2.	The execution of the Agreement and Plan of Merger by the Company is hereby ratified and approved; and

3.
Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to call a meeting of the stockholders of the Company in order to solicit the approval of the Agreement and Plan of Merger from the stockholders of the Company, and to further execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents, agreements, amendments to agreements, and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement, amendment to an agreement, or instrument or the doing of any such act or thing, including but not limited to amendments to the Agreement and Plan of Merger.

SCHEDULE B

MAINLAND RESOURCES, INC.
MERGER RESOLUTIONS

WHEREAS:

A.
Mainland Resources, Inc. (the “Company”) has entered into a merger agreement and plan of merger dated March 22, 2010 (the “Agreement and Plan of Merger”) with American Exploration Corporation (“American Exploration”); and

B.
Pursuant to the Agreement and Plan of Merger, the Company will acquire all of the issued and outstanding shares, stock options and common stock purchase warrants of American Exploration in consideration for the issuance of shares of the common stock of the Company, and of stock options and common stock purchase warrants of the Company, on the terms and subject to the conditions of the Agreement and Plan of Merger.

RESOLVED THAT:

1.
The merger of American Exploration with and into the Company on the terms and subject to the conditions of the Agreement and Plan of Merger is hereby approved and recommended to the stockholders of the Company;

2.	The execution of the Agreement and Plan of Merger by the Company is hereby ratified and approved; and

3.
Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to call a meeting of the stockholders of the Company in order to solicit the approval of the Agreement and Plan of Merger from the stockholders of the Company, and to further execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents, agreements, amendments to agreements, and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement, amendment to an agreement, or instrument or the doing of any such act or thing, including but not limited to amendments to the Agreement and Plan of Merger.

SCHEDULE C

MATERIAL CONTRACTS OF AMERICAN EXPLORATION

1.	Letter Agreement between American Exploration and Avere Energy, Inc. dated February 26, 2010.

2.	Letter of Intent between American Exploration and Avere Energy, Inc. effective January 15, 2010.

3.	Convertible Debenture Agreement between American Exploration and DMS, Ltd. effective October 13, 2009.

4.	Joint Operating Agreement among American Exploration, Guggenheim Energy Opportunities, LLC, and Mainland, executed October 12, 2009.

5.	Letter Agreement between American Exploration and Mainland dated September 25, 2009.

6.	Third Amendment to Option Agreement between American Exploration and Westrock Land, Corp. effective August 19, 2009.

7.	Loan Agreement between American Exploration and Devinder Randhawa, a director of American Exploration, dated June 5, 2009

8.	Second Amendment to Option Agreement between American Exploration and Westrock Land, Corp. effective April 29, 2009.

9.	Loan Agreement between American Exploration and David Sidoo, a related third party, dated May 29, 2009.

10.	Loan Agreement between American Exploration and David Sidoo, a related third party, dated May 15, 2009.

11.	First Amendment to Option Agreement between American Exploration and Westrock Land, Corp. effective January 8, 2009.

12.	Option Agreement between American Exploration and Westrock Land, Corp. effective November 3, 2008.

13.	CDN$100,000 5% Convertible Debenture dated October 13, 2009, made by American Exploration and payable to DMS Ltd.

14.
Rescission Agreement between American Exploration and Dev Randhawa dated August 18, 2009, relating to that certain convertible note dated June 5, 2009, made by American Exploration in the principal amount of $50,000 and payable to Dev Randhawa.

15.
Rescission Agreement between American Exploration and David Sidoo dated August 18, 2009, relating to that certain convertible note dated May 29, 2009, made by American Exploration in the principal amount of CDN$8,200 and payable to David Sidoo.

16.
Rescission Agreement between American Exploration and David Sidoo dated August 18, 2009, relating to that certain convertible note dated May 15, 2009, made by American Exploration in the principal amount of $30,000 and payable to David Sidoo.

SCHEDULE D

AMERICAN EXPLORATION OPTIONS AND WARRANTS

American Exploration Options

American Exploration Optionholder	No. of American Exploration Shares Under Option	Exercise Price (US$)	Expiry Date	Exchange No. of Mainland Options on Merger	Exercise Price and Expiry Date of Mainland Options (US$)
Cory Bass	50,000	0.80	Sept. 25, 2019	12,500	1.50
Moni Minhas	100,000	0.80	Sept. 14, 2019	25,000	1.50
Marc Bustin	100,000	0.80	Sept. 14, 2019	25,000	1.50
Brian Manko	150,000	0.80	Sept. 14, 2019	37,500	1.50
David Sidoo	250,000	0.80	Sept. 14, 2019	62,500	1.50
Herb Dhaliwal	300,000	0.80	Sept. 25, 2019	75,000	1.50
Dev Randhawa	750,000	0.80	Sept. 14, 2019	187,500	1.50
Steve Harding	1,000,000	0.80	Sept. 14, 2019	250,000	1.50
TOTAL	2,700,000			675,000

American Exploration Warrants

Warrantholder	No. of American Exploration Shares Under Warrant (Whole Warrants)	No. of American Exploration Shares Under Warrant (Half-Warrants)	Exercise Price Per Whole Warrant (US$)	Expiry Date
076103 B.C. Ltd.	130,000	260,000	1.00	31/8/2010
	12,500	25,000	1.50	24/9/2010
Mercado Exportaciones del Petroleo Inc.	200,000	400,000	0.50	17/8/2010
	66,667	133,334	1.25	21/9/2010
	150,000	300,000	0.50	24/2/2011
TOTAL	559,167	1,118,333

SCHEDULE E

MATERIAL CONTRACTS OF MAINLAND

1.	Purchase Agreement by and between Mainland, as seller and Exco Operating Company, LP, as buyer, dated March 10, 2010.

2.	Senior Secured Advancing Line of Credit Agreement between Mainland and Guggenheim Corporate Funding, LLC dated October 16, 2009.

3.	Executive Service Agreement between Mainland and Mark Witt effective September 22, 2009.

4.	Executive Service Agreement between Mainland and Michael Newport effective September 22, 2009.

5.	Joint Operating Agreement among Mainland, American Exploration, and Guggenheim Corporate Funding executed October 12, 2009.

6.	Letter Agreement between Mainland and American dated October 1, 2009.

7.	Security Agreement between Mainland and Guggenheim Corporate Funding, LLC effective August 7, 2009.

8.	Consulting Service Letter Agreement between Mainland and VCS Group, Inc., of which a director of Mainland is the sole director, officer, and shareholder, dated February 11, 2009.

9.	Amendment to Option Agreement between Mainland and Westrock Land, Corp. effective August 28, 2009.

10.	Option Agreement between Mainland and Westrock Land, Corp. effective June 22, 2009.

11.	Assignment, Conveyance, and Bill of Sale between Mainland and Petrohawk Properties, LP effective August 4, 2008.

12.	Operating Agreement between Mainland and Petrohawk Properties, LP dated August 1, 2008.

13.	Letter Agreement between Mainland and Petrohawk Energy Corporation effective July 14, 2008.

For greater certainty, oil and gas leases entered into by Mainland in the ordinary course of business are not included in this Schedule E.